PRICESMART ANNOUNCES FISCAL 2023 THIRD QUARTER OPERATING RESULTS AND $75 MILLION STOCK BUYBACK PROGRAM
NET MERCHANDISE SALES GREW 7.1%
COMPARABLE NET MERCHANDISE SALES INCREASED 5.8%
$0.94 EARNINGS PER DILUTED SHARE
$1.02 ADJUSTED EARNINGS PER DILUTED SHARE
San Diego, CA (July 10, 2023) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 51 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal third quarter of 2023, which ended on May 31, 2023, and announced a $75 million stock repurchase program.

Third Quarter Financial Results
Total revenues for the third quarter of fiscal year 2023 increased 6.4% to $1.10 billion compared to $1.03 billion in the comparable period of the prior year. For the third quarter of fiscal year 2023, net merchandise sales increased 7.1% to $1.07 billion from $999.0 million in the third quarter of fiscal year 2022. Net merchandise sales - constant currency increased 5.6% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $14.9 million, or 1.5%, versus the same period in the prior year.
The Company had 51 warehouse clubs in operation as of May 31, 2023 compared to 50 warehouse clubs in operation as of May 31, 2022.
Comparable net merchandise sales for the 49 warehouse clubs that have been open for greater than 13 ½ calendar months increased 5.8% for the 13-week period ended June 4, 2023 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended June 4, 2023 increased 4.3%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 1.5% versus the same period in the prior year.
The Company recorded operating income during the fiscal third quarter of $43.1 million compared to operating income of $33.8 million in the prior year period. Net income attributable to PriceSmart increased 53.6% to $29.6 million, or $0.94 per diluted share, in the third quarter of fiscal year 2023 compared to $19.3 million, or $0.62 per diluted share, in the third quarter of fiscal year 2022.
Adjusted net income attributable to PriceSmart for the third quarter of fiscal year 2023 was $31.9 million, or an adjusted $1.02 per diluted share, compared to adjusted net income of $19.3 million, or an adjusted $0.62 per diluted share, in the comparable prior year period.
Adjusted EBITDA for the third quarter of fiscal year 2023 was $63.2 million compared to $51.3 million in the same period last year.
Year-to-Date Financial Results
Total revenues for the nine months ended May 31, 2023 increased 8.2% to $3.29 billion compared to $3.04 billion in the comparable period of the prior year. For the first nine months of fiscal year 2023, net merchandise sales increased 8.7% to $3.21 billion from $2.95 billion in the comparable prior year period. Net merchandise sales - constant currency increased 9.0% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $8.6 million, or 0.3%, versus the same period in the prior year.
Comparable net merchandise sales for the 49 warehouse clubs that have been open for greater than 13 ½ calendar months increased 6.5% for the 39-week period ended June 4, 2023 compared to the comparable 39-week period of the prior year. Comparable net merchandise sales - constant currency for the 39 weeks ended June 4, 2023 increased 6.7%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by 0.2% versus the same period in the prior year.

The Company recorded operating income during the first nine months of fiscal year 2023 of $152.4 million compared to operating income of $128.1 million in the prior year period. Net income attributable to PriceSmart increased 15.5% to $93.8 million, or $3.01 per diluted share, in the first nine months of fiscal year 2023 compared to $81.2 million, or $2.63 per diluted share, in the first nine months of fiscal year 2022.
Adjusted net income attributable to PriceSmart for the first nine months of fiscal year 2023 was $103.3 million, or an adjusted $3.32 per diluted share, compared to adjusted net income of $79.8 million, or an adjusted $2.58 per diluted share, in the comparable prior year period.
Adjusted EBITDA for the first nine months of fiscal year 2023 was $215.6 million compared to $178.3 million in the same period last year.
Stock Repurchases
The Board of Directors of PriceSmart, Inc. has authorized the Company to repurchase up to $75 million of common stock. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, prevailing stock prices, and other considerations. The repurchase program has no time limit, may be suspended for periods or discontinued at any time and does not obligate the Company to acquire any amount of common stock. The repurchases are expected to be executed from time to time through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.
Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Tuesday, July 11, 2023, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (888) 886-7786 or (416) 764-8658 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through July 18, 2023 by dialing (877) 674-7070 for domestic callers, or (416) 764-8692 for international callers, and entering replay passcode 780477#.

About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 51 warehouse clubs in 12 countries and one U.S. territory (nine in Colombia; eight in Costa Rica; seven in Panama; five in the Dominican Republic and Guatemala, four in Trinidad; three in Honduras and El Salvador, two in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open a warehouse club in Medellín, Colombia in August 2023, a club in Escuintla, Guatemala in the fall of 2023 and a warehouse club in Santa Ana, El Salvador in early 2024. Once these three new clubs are open, the Company will operate 54 warehouse clubs.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, risks associated with our leadership transition, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.
For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Nine Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Revenues:
Net merchandise sales	$1,070,263	$999,011	$3,211,725	$2,954,950
Export sales	6,347	13,396	23,687	32,604
Membership income	16,735	15,440	48,806	45,302
Other revenue and income	3,309	2,963	9,431	11,867
Total revenues	1,096,654	1,030,810	3,293,649	3,044,723
Operating expenses:
Cost of goods sold:
Net merchandise sales	906,613	856,812	2,703,143	2,503,638
Export sales	5,981	12,805	22,533	31,087
Non-merchandise	—	—	—	1,809
Selling, general and administrative:
Warehouse club and other operations	106,172	96,081	306,694	281,270
General and administrative	34,343	30,887	100,274	96,531
Separation costs associated with Chief Executive Officer departure	—	—	7,747	—
Pre-opening expenses	495	306	584	1,406
Loss (gain) on disposal of assets	(2)	157	295	881
Total operating expenses	1,053,602	997,048	3,141,270	2,916,622
Operating income	43,052	33,762	152,379	128,101
Other income (expense):
Interest income	3,161	473	6,260	1,540
Interest expense	(2,747)	(2,796)	(8,310)	(6,824)
Other expense, net	(1,885)	(2,423)	(11,795)	(1,833)
Total other expense	(1,471)	(4,746)	(13,845)	(7,117)
Income before provision for income taxes and loss of unconsolidated affiliates	41,581	29,016	138,534	120,984
Provision for income taxes	(12,019)	(9,776)	(44,647)	(39,729)
Income (loss) of unconsolidated affiliates	10	18	(63)	(6)
Net income	29,572	19,258	93,824	81,249
Less: Net income attributable to noncontrolling interest	—	—	—	(19)
Net income attributable to PriceSmart, Inc.	$29,572	$19,258	$93,824	$81,230
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.95	$0.62	$3.02	$2.63
Diluted	$0.94	$0.62	$3.01	$2.63
Shares used in per share computations:
Basic	30,800	30,615	30,752	30,582
Diluted	30,829	30,629	30,770	30,588

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	May 31, 2023 (Unaudited)	August 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$222,668	$237,710
Short-term restricted cash	2,965	3,013
Short-term investments	112,629	11,160
Receivables, net of allowance for doubtful accounts of $57 as of May 31, 2023 and $103 as of August 31, 2022, respectively	15,031	13,391
Merchandise inventories	442,580	464,411
Prepaid expenses and other current assets (includes $0 and $2,761 as of May 31, 2023 and August 31, 2022, respectively, for the fair value of derivative instruments)	51,317	43,894
Total current assets	847,190	773,579
Long-term restricted cash	10,739	10,650
Property and equipment, net	816,973	757,241
Operating lease right-of-use assets, net	106,411	111,810
Goodwill	43,152	43,303
Deferred tax assets	28,278	28,355
Other non-current assets (includes $10,759 and $11,884 as of May 31, 2023 and August 31, 2022, respectively, for the fair value of derivative instruments)	70,132	72,928
Investment in unconsolidated affiliates	10,471	10,534
Total Assets	$1,933,346	$1,808,400
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$10,414	$10,608
Accounts payable	417,210	408,407
Accrued salaries and benefits	44,551	44,097
Deferred income	32,507	29,228
Income taxes payable	7,365	7,243
Other accrued expenses and other current liabilities (includes $1,240 and $82 as of May 31, 2023 and August 31, 2022, respectively, for the fair value of derivative instruments)	34,106	38,667
Operating lease liabilities, current portion	6,929	7,491
Dividends payable	14,426	—
Long-term debt, current portion	19,757	33,715
Total current liabilities	587,265	579,456
Deferred tax liability	1,967	2,165
Long-term income taxes payable, net of current portion	4,833	5,215
Long-term operating lease liabilities	114,377	118,496
Long-term debt, net of current portion	124,631	103,556
Other long-term liabilities (includes $1,164 and $0 for the fair value of derivative instruments and $9,416 and $8,440 for post-employment plans as of May 31, 2023 and August 31, 2022, respectively)	10,580	8,439
Total Liabilities	843,653	817,327

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,934,824 and 31,697,590 shares issued and 31,064,154 and 30,904,826 shares outstanding (net of treasury shares) as of May 31, 2023 and August 31, 2022, respectively	3	3
Additional paid-in capital	494,382	481,406
Accumulated other comprehensive loss	(169,603)	(195,586)
Retained earnings	802,002	736,894
Less: treasury stock at cost, 870,670 shares as of May 31, 2023 and 792,764 shares as of August 31, 2022	(37,091)	(31,644)
Total Stockholders' Equity	1,089,693	991,073
Total Liabilities and Equity	$1,933,346	$1,808,400

Reconciliation of Non-GAAP Financial Measures
The following tables calculate the Company’s adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net merchandise sales - constant currency, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures are customary for our industry and commonly used by competitors. These non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
The adjusted net income and adjusted net income per diluted share metrics are important measures used by management to compare the performance of core operating results between periods. We define adjusted net income as net income, as reported, adjusted for: separation costs associated with the departure of our former Chief Executive Officer, gain on the sale of our Aeropost subsidiary, the write-off of certain VAT receivables following unfavorable court rulings, and the tax impact of the foregoing adjustments on net income. We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We believe adjusted net income and adjusted net income per diluted share are useful metrics to investors and analysts because they present more accurate year-over-year comparisons for our net income and net income per diluted share by excluding items are not the result of our normal operations.
The following table shows the Company’s reconciliation of net income to adjusted net income and adjusted net income per diluted share for the periods indicated:

	Three Months Ended		Nine Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Net income attributable to PriceSmart as reported	$29,572	$19,258	$93,824	$81,230
Adjustments:
Separation costs associated with Chief Executive Officer departure (1)	—	—	7,747	—
Gain on sale of Aeropost subsidiary (2)	—	—	—	(2,736)
VAT receivable write-off (3)	2,309	—	2,309	—
Tax impact of adjustments to net income (4)	—	—	(550)	1,280
Adjusted net income attributable to PriceSmart	$31,881	$19,258	$103,330	$79,774

Net income attributable to PriceSmart per diluted share	$0.94	$0.62	$3.01	$2.63
Separation costs associated with Chief Executive Officer departure	—	—	0.23	—
Gain on sale of Aeropost subsidiary	—	—	—	(0.05)
VAT receivable write-off	0.08	—	0.08	—
Adjusted net income attributable to PriceSmart per diluted share	$1.02	$0.62	$3.32	$2.58
(1)     Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023.
(2)     Reflects a gain of $2.7 million associated with the sale of our Aeropost subsidiary on October 1, 2021.
(3)     Reflects $2.3 million of VAT receivables deemed not recoverable and written-off in the third quarter of fiscal year 2023 following unfavorable court rulings.
(4)     Reflects the tax effect of the above-mentioned adjustments.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income; other income (expense), net; separation costs associated with Chief Executive Officer departure; and VAT receivable write-off. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Nine Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Net income attributable to PriceSmart as reported	$29,572	$19,258	$93,824	$81,230
Adjustments:
Interest expense	2,747	2,796	8,310	6,824
Provision for income taxes	12,019	9,776	44,647	39,729
Depreciation and amortization	17,821	17,557	53,264	50,258
Interest income	(3,161)	(473)	(6,260)	(1,540)
Other expense, net (1)	1,885	2,423	11,795	1,833
Separation costs associated with Chief Executive Officer departure (2)	—	—	7,747	—
VAT receivable write-off (3)	2,309	—	2,309	—
Adjusted EBITDA	$63,192	$51,337	$215,636	$178,334
(1)    Primarily consists of foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars). This line item includes a gain of $2.7 million associated with the sale of our Aeropost subsidiary on October 1, 2021.
(2)    Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023. On a go-forward basis, our Interim Chief Executive Officer has declined to receive compensation for his services during his term; therefore, we expect selling, general and administrative expenses will be positively impacted by approximately $2.5 million of savings each quarter during his term, reduced by compensation increases for other executives related to the change in leadership.
(3)     Reflects $2.3 million of VAT receivables deemed not recoverable and written-off in the third quarter of fiscal year 2023 following unfavorable court rulings.

Net Merchandise Sales - Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales - constant currency", it means that we have translated current year net merchandise sales at prior year monthly average exchanges rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Impact of foreign currency is the effect of currency fluctuations on our net merchandise sales.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	May 31, 2023
	Three Months Ended		Nine Months Ended
	Net merchandise sales	% Growth	Net merchandise sales	% Growth
Net merchandise sales	$1,070,263	7.1%	$3,211,725	8.7%
Favorable (unfavorable) impact of foreign currency exchange	14,939	1.5%	(8,580)	(0.3)%
Net merchandise sales on a constant-currency basis	$1,055,324	5.6%	$3,220,305	9.0%